                                                                EXHIBIT 10.7


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                  ------------------------------------------


                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                                ICS MERGER CORP.


                                      AND


                        INTEGRATED CIRCUIT SYSTEMS, INC.



                                January 20, 1999




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                  ------------------------------------------

                               TABLE OF CONTENTS

ARTICLE 1
     THE MERGER....................................................................  1
     Section 1.1   The Merger......................................................  1
     Section 1.2   Closing and Effective Time......................................  2
     Section 1.3   Effects of the Merger...........................................  2
     Section 1.4   Articles of Incorporation and By-Laws of the Surviving
                   Corporation.....................................................  2
     Section 1.5   Directors.......................................................  2
     Section 1.6   Officers........................................................  2

ARTICLE 2
     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY.......................  3
     Section 2.1   Effect on Capital Stock..........................................  3
            (a)    Merger Consideration.............................................  3
            (b)    Conversion of Shares.............................................  3
            (c)    Cancellation of Treasury Stock...................................  3
            (d)    Dissenting Shares................................................  3
     Section 2.2   Options; Stock Plans.............................................  4
     Section 2.3   Payment for Common Shares........................................  4

ARTICLE 3
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................  6
     Section 3.1   Organization and Qualification; Subsidiaries.....................  6
     Section 3.2   Capitalization; Subsidiaries.....................................  7
     Section 3.3   Authority Relative to this Agreement.............................  7
     Section 3.4   No Violation.....................................................  8
     Section 3.5   SEC Reports and Financial Statements.............................  9
     Section 3.6   Compliance with Applicable Laws..................................  9
     Section 3.7   Litigation....................................................... 10
     Section 3.8   Information...................................................... 10
     Section 3.9   Certain Approvals................................................ 10
     Section 3.10  Employee Benefit Plans........................................... 10
     Section 3.11  Taxes............................................................ 11
     Section 3.12  Environmental Matters............................................ 12
     Section 3.13  Absence of Certain Changes....................................... 14
     Section 3.14  Brokers.......................................................... 15
     Section 3.15  Opinion of Investment Banker..................................... 15
     Section 3.16  Material Contracts............................................... 16
     Section 3.17  Board Recommendation............................................. 16
     Section 3.18  Required Company Vote............................................ 17
     Section 3.19  Intellectual Property............................................ 17

     Section 3.20  Related Party Transactions....................................... 18
     Section 3.21  State Takeover Statutes.......................................... 18
     Section 3.22  Labor Relations and Employment................................... 18
     Section 3.23  Year 2000........................................................ 19
     Section 3.24  Real Estate...................................................... 19
            (a)    Owned Properties................................................. 19
            (b)    Leased Properties................................................ 20
            (c)    Real Property Disclosure......................................... 20
            (d)    No Proceedings................................................... 20
            (e)    Current Use...................................................... 20
            (f)    Condition and Operation of Improvements.......................... 21
            (g)    Permits.......................................................... 21
     Section 3.25  Absence of Certain Changes or Events with Respect to the Company. 21

ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF ICS.......................................... 21
     Section 4.1   Organization and Qualification................................... 21
     Section 4.2   Authority Relative to this Agreement............................. 22
     Section 4.3   No Violation..................................................... 22
     Section 4.4   Information...................................................... 22
     Section 4.5   Financing........................................................ 22
     Section 4.6   Pennsylvania Law................................................. 23
     Section 4.7   Beneficial Ownership of Shares................................... 23
     Section 4.8   Brokers.......................................................... 23
     Section 4.9   Formation of ICS; No Prior Activities............................ 23
     Section 4.10  Litigation....................................................... 23


ARTICLE 5
     COVENANTS...................................................................... 23
     Section 5.1   Conduct of Business of the Company............................... 23
     Section 5.2   Access to Information............................................ 25
     Section 5.3   Efforts.......................................................... 25
     Section 5.4   Title Insurance and Surveys...................................... 27
     Section 5.5   Public Announcements............................................. 27
     Section 5.6   Employee Benefit Arrangements.................................... 28
     Section 5.7   Indemnification; Directors' and Officers' Insurance.............. 28
     Section 5.8   Notification of Certain Matters.................................. 29
     Section 5.9   State Takeover Laws.............................................. 29
     Section 5.10  No Solicitation.................................................. 29
     Section 5.11  Interim Liabilities.............................................. 31
     Section 5.12  Reports.......................................................... 31
     Section 5.13  Shareholders' Meeting............................................ 31
     Section 5.14  Conveyance Taxes................................................. 32
     Section 5.15  Delisting........................................................ 32
     Section 5.16  Solvency Letters................................................. 32

ARTICLE 6
     CONDITIONS TO CONSUMMATION OF THE MERGER..................................... 32
     Section 6.1  Conditions...................................................... 32
             (a)  Shareholder Approval............................................ 32
             (b)  Solvency Letters................................................ 32
             (c)  Orders and Injunctions.......................................... 33
             (d)  Illegality...................................................... 33
             (e)  HSR Act......................................................... 33
     Section 6.2  Conditions to Obligations of ICS................................ 33
             (a)  Representations and Warranties.................................. 33
             (b)  Performance of Obligations of the Company....................... 33
             (c)  Consents, Etc................................................... 33
             (d)  No Litigation................................................... 34
             (e)  Financing....................................................... 34
     Section 6.3  Conditions to Obligation of the Company......................... 34
             (a)  Representations and Warranties.................................. 34
             (b)  Performance of Obligations of ICS............................... 34

ARTICLE 7
     TERMINATION; AMENDMENTS; WAIVER.............................................. 35
     Section 7.1  Termination..................................................... 35
     Section 7.2  Effect of Termination........................................... 36
     Section 7.3  Fees and Expenses............................................... 36
     Section 7.4  Amendment....................................................... 37
     Section 7.5  Extension; Waiver............................................... 37

ARTICLE 8
     MISCELLANEOUS................................................................ 37
     Section 8.1  Non-Survival of Representations and Warranties.................. 37
     Section 8.2  Entire Agreement; Assignment.................................... 37
     Section 8.3  Validity........................................................ 38
     Section 8.4  Notices......................................................... 38
     Section 8.5  Governing Law................................................... 39
     Section 8.6  Descriptive Headings............................................ 39
     Section 8.7  Counterparts.................................................... 39
     Section 8.8  Parties in Interest............................................. 39
     Section 8.9  Certain Definitions............................................. 39
     Section 8.10 Specific Performance............................................ 40

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 20, 1999, by and between ICS Merger Corp., a Pennsylvania corporation ("ICS"), and Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company").

          WHEREAS, the respective Boards of Directors of ICS and the Company have approved the merger of ICS with and into the Company, as set forth below (the "Merger"), in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania (the "BCL") and upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, no par value, of the Company (the "Common Shares") issued and outstanding immediately prior to the Effective Time (as defined below) will be entitled, subject to the terms hereof and other than as set forth herein, the right to receive cash in this Agreement or, in the case of certain specifically designated holders of Common Shares, the right to receive shares of common stock of the Surviving Corporation (as defined below) (the "Rollover Shares");

          WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid for each Common Share (except for Rollover Shares) in the Merger (as hereinafter defined) is fair to the shareholders of the Company, and (B) the Merger is otherwise in the best interests of the Company and its shareholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the shareholders of the Company of this Agreement;

          WHEREAS, the Merger requires the vote of a majority of the votes cast by all of the issued and outstanding Common Shares entitled to vote for the approval thereof (the "Company Shareholder Approval");

          WHEREAS, ICS and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, ICS and the Company agree as follows:

                                   ARTICLE 1
                                   THE MERGER

          Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the BCL, at the Effective Time ICS shall be merged with and into the Company. Following the Merger, the separate corporate existence of ICS shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

          Section 1.2 Closing and Effective Time. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the fifth business day after satisfaction or waiver of all of the conditions set forth in Article 4 of this Agreement (other than conditions that are to be satisfied at the Closing, which shall be satisfied or waived at the Closing) or such other date and time as ICS and the Company may agree upon (the "Closing Date"), at the offices of Kirkland & Ellis, New York, New York. Immediately following the Closing the parties hereto shall cause the Merger to become effective by filing Articles of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the relevant provisions of the BCL, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

          Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and ICS shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and ICS shall become the debts, liabilities and duties of the Surviving Corporation.

           Section 1.4 Articles of Incorporation and By-Laws of the Surviving Corporation.

               (a) The Articles of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time and as further amended to provide for the number and types of shares of capital stock designated on the Rollover Schedule (as hereinafter defined), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

               (b) The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended, subject to the provisions of Section 5.7 of this Agreement, in accordance with the provisions thereof and applicable law.

          Section 1.5 Directors. Subject to applicable law, the directors of ICS immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                   ARTICLE 2
            EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY

          Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Common Shares or any shares of capital stock of ICS:

                (a) Merger Consideration. The Merger Consideration shall be equal to $21.25 per share (the "Merger Consideration").

                (b)      Conversion of Shares.

                         (i)   Each issued and outstanding Common Share (except
for (x) Dissenting Shares (as defined herein) and (y) those Common Shares held by those holders of record listed in the Rollover Schedule, but only up to the aggregate levels indicated in such Rollover Schedule (the "Rollover Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from ICS the Merger Consideration without interest upon surrender of the certificate formerly representing such Common Share in the manner provided in, and otherwise in accordance with, Section 2.3 hereof. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in the manner provided in, and in accordance with, Section 2.3 hereof.

                         (ii)  At the Effective Time, (i) each Rollover Share
and (ii) each share of common stock, par value $.01 per share, of ICS issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become such number and type of shares of the Surviving Corporation as shall be designated on a schedule (the "Rollover Schedule") to be provided by ICS to the Company and consented to in writing by each shareholder listed thereon as to such shareholder's shares, prior to February 10, 1999.

               (c) Cancellation of Treasury Stock. Each Common Share that is owned by the Company or by any wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

               (d) Dissenting Shares. Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment of the fair value for such holder's Common Shares as determined by appraisal for such Common Shares in accordance with the BCL prior to the Effective Time ("Dissenting Shares") shall not be converted into, or be exchangeable for, a right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have withdrawn or otherwise lost such holder's right to appraisal. If after the Effective Time such holder shall have failed to perfect or shall have withdrawn or lost such holder's right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give ICS prompt notice of any demands received by the Company for appraisal of Common Shares, and ICS shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of ICS, make any payment with respect to, or settle or offer to settle, any such demands.

          Section 2.2 Options; Stock Plans. Immediately prior to the Effective Time, each holder of a then-outstanding employee stock option, whether or not fully exercisable, to purchase Common Shares (an "Option") granted under the Company's 1991 and 1992 Stock Option Plan and 1997 Equity Compensation Plan (the "Stock Plans") will be entitled to receive in settlement of such Option a cash payment from the Company equal to the product of (i) the total number of Common Shares previously subject to such Option and (ii) the excess of the Merger Consideration over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes. If necessary or appropriate, the Company will, upon the request of ICS, use reasonable efforts to obtain the written acknowledgment of each employee holding an Option that the payment of the amount of cash referred to above will satisfy in full the Company's obligation to such employee pursuant to such Option and take such other action as is necessary to effect the provisions of this Section 2.2. The amounts payable pursuant to this Section 2.2 shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes. The Company will solicit from each Retained Employee, as such term is defined in that certain asset purchase agreement among 3COM Corporation, the Company and ICS Technologies, Inc., an agreement by each such employee who owns an Option (as defined in such agreement) to accept, in lieu of stock upon the exercise of the Option, the amount of cash such employee would have received if they received the cash payments described in this Section
2.2 (the "Option Payment") which shall be a condition to any agreement by the Company to pay such Option Payment in respect of such Options.

           Section 2.3   Payment for Common Shares.

                    (a) Prior to the Effective Time, ICS and the Company shall designate the Company's registrar and transfer agent or such other bank or trust company as may be approved by ICS and the Company Board, to act as exchange agent for the holders of Common Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 2.3 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company and ICS (the "Exchange Agent"), to receive the funds to which holders of Common Shares shall become entitled pursuant to Section 2.1(b) hereof. At the Effective Time, ICS shall deposit, or ICS shall otherwise take all steps necessary to cause to be deposited, in trust with the Exchange Agent in an account for the benefit of holders of Common Shares (the "Exchange Fund") the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.1(b) hereof.

                    (b) Promptly after the Effective Time, and in any event not later than three business days following the Effective Time, ICS shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Common Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or an Affidavit of Loss in Lieu of Lost Certificate (as defined below) to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

                    (c) In effecting the payment of the Merger Consideration in respect of Common Shares represented by Certificates entitled to payment of the Merger Consideration pursuant to Section 2.1(b) hereof, upon the surrender of each such Certificate, together with a letter of transmittal duly executed, the Exchange Agent shall promptly, and in any event not later than three business days following receipt of such Certificates and letter of transmittal, pay the holder of such Certificate the Merger Consideration multiplied by the number of Common Shares represented by such Certificate, in consideration therefor. Upon such payment such Certificate shall forthwith be canceled.

                    (d) Until surrendered in accordance with paragraph (c) above, each such Certificate (other than Certificates representing Common Shares held by ICS or any of its affiliates, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares or Rollover Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                    (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed (an "Affidavit of Loss in Lieu of Lost Certificate"), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                    (f) No dividends or other distributions with respect to Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Common Shares represented thereby until the surrender of such Certificates or delivery of an Affidavit of Loss in Lieu of Lost Certificate in accordance with this Section 2.3.

                    (g) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

                    (h) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares (other than the Rollover Shares) are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article 2.

                    (i) None of ICS, the Company or Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to ICS as follows:

          Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any effect, event, occurrence, change or state of facts that, or aggregated with other effects, events, occurrences, changes or states of facts, is, or is reasonably likely to be, materially adverse to (i) the assets, liabilities, business, property, operations, condition as a whole (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company and its Subsidiaries to perform in all material respects their obligations under this Agreement. The Company has heretofore made available to ICS a complete and correct copy of its Articles of Incorporation, as amended, and By-Laws. Set forth on Section 3.1 of the Disclosure Schedule is a list of every corporation, limited liability company, partnership or other business organization or entity of which the Company owns either directly or through its Subsidiaries, (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests therein, or
(iii) the capital or profit interests therein, in the case of a partnership; or
(b) or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body of such entity (the "Subsidiaries").

          Section 3.2 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 50,000,000 Common Shares and 5,000,000 shares of preferred stock, no par value ("Preferred Stock"). As of the close of business on January 19, 1999, 12,298,425 Common Shares were issued and outstanding (which includes certain treasury shares), all of which are entitled to vote on this Agreement except for those shares held in treasury. The Company has no shares of Preferred Stock issued and outstanding. As of January 18, 1999, except for (i) 2,396,646 Common Shares reserved for issuance pursuant to outstanding Options and rights granted under the Stock Plans, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. Section 3.2 of the Disclosure Schedule sets forth the name of each holder of an outstanding Option under the Stock Plans, and with respect to each Option held by any such holder, the grant date, vesting schedule, exercise price and number of Common Shares for which such Option is exercisable. All issued and outstanding Common Shares are, and all Common shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been validly issued and are fully paid and non-assessable and, except as set forth on Section 3.2 of the Disclosure Schedule, are owned by either the Company or another of its Subsidiaries free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating any Subsidiary of the Company to issue, transfer or sell any shares of its capital stock.

           Section 3.3   Authority Relative to this Agreement.

                    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, except for the approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company or on the part of the shareholders of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the approval of this Agreement by the holders of a majority of the outstanding Common Shares of the Company. This Agreement has been duly and validly executed and delivered by the Company, and, assuming this agreement constitutes a valid and binding obligation of ICS, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                    (b) Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, result in the imposition of any additional obligation under, or result in the creation of any Lien (as defined herein) upon any of the properties or assets of the Company or any of its Subsidiaries under or constitute a "change of control" under, require the consent from, or the giving of notice to, a third party pursuant to (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement or obligation, whether oral or written (a "Contract"), applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, Liens, adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" shall mean, with respect to any asset, any imperfection of title, lien, lease, pledge, encumbrance, mortgage, claim, option, voting trust, preemptive right, attachment, encroachment or other charge or security interest in or on such asset.

                    (c) Other than in connection with, or in compliance with, the provisions of the BCL with respect to the transactions contemplated hereby, the Securities Exchange Act of 1934 (the "Exchange Act"), the securities laws of the various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

          Section 3.4 No Violation. Neither the execution or delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Articles of Incorporation, as amended, or By-Laws of the Company or (ii) except as set forth on Section 3.4 of the Disclosure Schedule, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or permit a third party to terminate or accelerate vesting or repurchase rights, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or any other detriment under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of Liens which, in the aggregate, would not have a Material Adverse Effect on the Company.

          Section 3.5 SEC Reports and Financial Statements. Since January 1, 1995, the Company has filed all forms, reports and documents ("SEC Reports") with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. Copies of all such SEC Reports have been made available to ICS by the Company or are publicly available on EDGAR. None of such SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except as subsequently disclosed. The audited and unaudited consolidated financial statements of the Company included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes) and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments. Except as set forth in the SEC Reports and except as disclosed in Section 3.5 of the Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the SEC Reports, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of such Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet of the Company prepared in accordance with generally accepted accounted principles except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities incurred in connection with the transactions contemplated by this Agreement, and liabilities that would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

          Section 3.6 Compliance with Applicable Laws. Except as set forth on Section 3.6 of the Disclosure Schedule and except for matters relating to Environmental Laws (which matters are covered in Section 3.12 hereof) or matters relating to real estate (which matters are covered in Section 3.24 hereof), (i) the Company and its Subsidiaries possess all permits, licenses, certifications and other governmental or regulatory authorizations and approvals necessary to enable the Company and its Subsidiaries to carry on their business as presently conducted except for such failures to have such permits, licenses, certifications or regulatory authorizations or approvals that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all such permits are valid, and in full force and effect and there exists no default thereunder and (ii) the operations of the Company and its Subsidiaries have been conducted in compliance with all laws, ordinances, regulations, judgments and decrees of any Governmental Entity applicable to the Company or such Subsidiary or by which it may be bound, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 3.7 Litigation. Section 3.7 of the Disclosure Schedule sets forth any suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, at law or in equity, or before any Governmental Entity, against the Company or any of its Subsidiaries, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or could prevent or materially delay the consummation of the transactions contemplated hereby.

          Section 3.8 Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Proxy Statement (as hereinafter defined) or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting (as hereinafter defined) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to (i) any forward-looking information which may have been supplied by the Company, or (ii) statements made in any of the foregoing documents based upon information supplied by ICS.

          Section 3.9 Certain Approvals. The Company Board has taken any and all necessary and appropriate action to approve the Merger and the transactions contemplated by this Agreement, including for the purposes of Sections 2538(b)(1) and 2555(1) of the BCL.

           Section 3.10  Employee Benefit Plans.

                    (a) Section 3.10(a) of the Disclosure Schedule includes a true and complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of the Company and its Subsidiaries sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of
Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                    (b) With respect to each Plan, the Company has made available to ICS a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the United States Internal Revenue Service (the "IRS"), if any.

                    (c) The Company and each of its Subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Internal Revenue Code of 1986, as amended, including the Treasury Regulations thereunder (the "Code") and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"),(i) such Plan is a Qualified Plan within the meaning of Section 401(a) of the Code, (ii) such Qualified Plans are within the remedial amendment period and (iii) the Company will submit such Qualified Plans to the IRS for a favorable determination letter within the remedial amendment period.

                    (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

                    (e) Except as set forth on Section 3.10(e) of the Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a "Multiple Employer Plan").

                    (f) There does not now exist, nor do any circumstances exist that could result in, any material liability under (i) Title IV of ERISA,
(ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, other than a liability that arises solely out of, or relates solely to, the Plans, that would be a liability of the Company or any of its Subsidiaries following the Effective Time. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. An "ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries, or that is a member of the same "controlled group" as the Company or any of its Subsidiaries, pursuant to
Section 4001(a)(14) of ERISA.

           Section 3.11   Taxes.

                    (a) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it in all jurisdictions in which it is required to do so, and all other material Tax Returns required to be filed by it, and such Tax Returns are true and complete in all material respects, and the Company and each of its Subsidiaries has paid or caused to be paid all Taxes (as hereinafter defined) shown due on such Tax Returns and has made adequate provision in the Company's financial statements for payment of all Taxes that are not payable as of the date hereof or have not been paid, in respect of all taxable periods or portions thereof ending on or before the date hereof, except where the failure to so file or pay or make adequate provision would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Tax Returns for the Company in respect of all years not barred by the statute of limitations have heretofore been made available by the Company to ICS and are listed in Section 3.11 of the Disclosure Schedule. There are no outstanding Agreements, waivers or requests for waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its Subsidiaries. Except as set forth on Section 3.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes (except for the group of which the Company is the common parent), (ii) is a party to or has any liability pursuant to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect or (iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company will attach to its June 27, 1998, Tax Return the statement required under Treasury Regulation Section 1.1502-20(c)(3) related to the disposition of its shares in Voyetra Technologies, Inc. Except as set forth in Section 3.11 of the Disclosure Schedule, no claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such person is or may be subject to taxation by such jurisdiction. None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code (S) 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) "closing agreement" as described in Code (S) 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) or (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502. None of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code (S) 280G (or any corresponding provision of state, local or foreign income Tax law).

                    (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

           Section 3.12   Environmental Matters.

          Except as set forth on Section 3.12 of the Disclosure Schedule and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

                    (a) with respect to the Business, the Company and its Subsidiaries have complied and are in compliance with all Environmental and Safety Requirements;

                    (b) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of the Business and all such permits, licenses and authorizations may be relied upon for the lawful operation of the Business and such facilities on and after the Closing without transfer, reissuance or other governmental action;

                    (c) neither the Company nor any Subsidiary has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or its past or current facilities and arising under Environmental and Safety Requirements;

                    (d) none of the following exists at any property or facility owned or operated by the Company or any Subsidiary in connection with the Business: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas;

                    (e) with respect to the Business, neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental and Safety Requirements;

                    (f) no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, any Subsidiary, or any of their respective affiliates or predecessors the Business will prevent, hinder or limit continued compliance by the Business with

Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage;

                    (g) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements;

                    (h) with respect to the Business, neither the Company nor any Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements; and

                    (i) for purposes of this Agreement, "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.

          Section 3.13    Absence of Certain Changes.  Except as set forth in
Section 3.13 of the Disclosure Schedule, or except as disclosed in the SEC Reports, from June 27, 1998, through the date of this Agreement the Company (a) has conducted its business only in the ordinary course consistent with past practice and (b) has not:

                    (i) incurred any indebtedness for borrowed money, except borrowings from banks (or other financial institutions) necessary to meet ordinary course working capital requirements and to finance ordinary course capital expenditures;

                    (ii) mortgaged, pledged or subjected to any Lien, any asset or related group of assets having a net book value in excess of $500,000;

                    (iii) sold, leased, assigned or transferred any tangible asset or related group of assets having a net book value in excess of $500,000 except for the sale of inventory and obsolete or used machinery and equipment in the ordinary course of business consistent with past practice;

                    (iv) sold, leased, assigned or transferred any interest in real estate having a net book value in excess of $500,000;

                    (v) sold, licensed, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets having a fair market value in excess of $500,000 individually or in the aggregate;

                    (vi) waived or relinquished any right or claim or related group of rights or claims except any such item which the Company believes has a fair value of less than $500,000 individually or in the aggregate;

                    (vii) (x) issued or sold any of its Common Shares or other equity securities or any warrants, options or other rights to acquire its Common Shares or other securities of the Company except for the issuance of Common Shares upon exercise of Options outstanding as of June 27, 1998, or
     (y) purchased or redeemed or agreed to purchase or redeem any Common Shares or other equity securities;

                    (viii) made or entered into binding commitment for any capital expenditures or related group of capital expenditures in excess of $2,500,000;

                    (ix) modified or amended in any material manner or terminated any Material Contract (as hereinafter defined) other than the termination of any such contract by its terms;

                    (x) granted any increase in the base compensation of, or made any other material change in the employments terms for, any of its directors, officers, and employees other than normal periodic increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice or changes made pursuant to any collective bargaining agreements or existing contracts;

                    (xi) adopted, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers, and employees, other than for changes which do not materially increase the aggregate cost of such plan or contract or which are required by law or a collective bargaining agreement; or

                    (xii) declared or paid any dividend or other distribution with respect to the Common Shares.

          Section 3.14 Brokers. Except as set forth on Section 3.14 of the Disclosure Schedule and except for the engagement of the Investment Banker (as defined in Section 3.15 hereof), none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

          Section 3.15 Opinion of Investment Banker. The Company has received the written opinion of Pennsylvania Merchant Group (the "Investment Banker") to the effect that, as of the date hereof and subject to certain matters stated in such opinion, the consideration to be received by the holders of Common Shares pursuant to the Merger is fair to the Company's shareholders from a financial point of view.

          Section 3.16     Material Contracts. Except as set forth on Section
3.16 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) stock purchase, stock option, stock appreciation or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis involving an annual compensation commitment by the Company or a Subsidiary in excess of $200,000; (v) agreement or indenture relating to the borrowing of money in excess of $1,000,000 or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien (as defined herein)) on any material portion of the Company's assets; (vi) guaranty of any obligation for borrowed money in excess of $1,000,000; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000, (viii) contract or group of related contracts with the same party for the purchase of inventories, supplies or services, under which the undelivered balance of such inventories, supplies or services has a selling price in excess of $1,000,000; (ix) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $1,000,000;
(x) agreement pertaining to Intellectual Property (as hereinafter defined) including, license agreements or similar arrangements; or (xi) contract which prohibits or materially limits the Company or a Subsidiary in any material respect from freely engaging in business in the United States or anywhere else in the world (all such contracts and agreements, "Material Contracts"). The Company has provided or made available to ICS (i) true and complete copies of all written Material Contracts, or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Section 3.16 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. For purposes of this Agreement, "Permitted Liens" shall mean (i) Liens for Taxes (other than those pursuant to Section 412 of the Code) or governmental assessments, charges or claims, the payment of which is not yet due, or for Taxes, the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business; and (iv) Liens which do not individually or in the aggregate materially interfere with or materially impair the conduct of the Business as it is currently being conducted, or the value, marketability, use or ownership of the asset to which it attaches.

          Section 3.17 Board Recommendation. The Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its shareholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the Common Shares approve this Agreement and the transactions contemplated hereby, including the Merger.

          Section 3.18 Required Company Vote. The Company Shareholder Approval, being the affirmative vote of a majority of the votes cast by Common Shares entitled to vote, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

           Section 3.19    Intellectual Property.

                    (a) Section 3.19 of the Disclosure Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property owned or filed by the Company or any Subsidiary, (ii) pending patent applications and applications for registration of other Intellectual Property filed by or on behalf of the Company or any Subsidiary, (iii) material unregistered trade names, corporate names, or Internet domain names owned or used by the Company or any Subsidiary, (iv) material unregistered trademarks, service marks, copyrights and mask works owned or used by the Company or any Subsidiary, (v) all computer software owned and/or used by the Company or any of its Subsidiaries (other than mass-marketed software with a license fee of less than $10,000) that is material to the Business, and (vi) all material licenses or similar agreements or arrangements pertaining to Intellectual Property to which the Company or its Subsidiaries is a party, either as licensee or licensor.

                    (b) Except as set forth on Section 3.19 of the Disclosure Schedule, (i) the Company or one of its Subsidiaries owns all right, title and interest to, or has a valid and enforceable license to use, all Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted and free and clear of all Liens or other encumbrances or restrictions; (ii) no claim by any other Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries (the "Company Intellectual Property") has been made, is currently outstanding or, to the knowledge of the Company, is threatened (including, without limitation, any demand or request that the Company or its Subsidiaries license any rights from a third Person); (iii) neither the Company nor its Subsidiaries have received any notices of, nor are aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third Person with respect to the Company Intellectual Property that would reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of the Company, neither the Company nor its Subsidiaries have infringed, misappropriated, or otherwise conflicted with any Intellectual Property or other rights of any third Persons and neither the Company nor its Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company or its Subsidiaries as currently conducted; (v) no loss or expiration of any of the material Company Intellectual Property is threatened, pending or reasonably foreseeable; (vi) the transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title and interest in and to the Company Intellectual Property; and (vii) the Company and its Subsidiaries have taken all necessary and desirable action to maintain and protect the Company Intellectual Property and will continue to maintain and protect the Company Intellectual Property to ensure that there is no affect on any of the Company Intellectual Property that would have a Material Adverse Effect.

          Section 3.20     Related Party Transactions.  Except as set forth in
Section 3.20 of the Disclosure Schedule hereto, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (or, with respect to clause (i) of this sentence, to the knowledge of the Company, its employees) (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (2) engaged in a business related to the business of the Company or any of its Subsidiaries, (3) participating in any transaction to which the Company or any of its Subsidiaries is a party or (iii) otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

          Section 3.21 State Takeover Statutes. The Company Board has taken such action so that no statute, takeover statute or similar statute or regulation of the Commonwealth of Pennsylvania, to the knowledge of the Company, any other state, prevents the consummation of the Merger, or any of the other transactions contemplated hereby on the terms and subject to the conditions of this Agreement. Except as set forth in Section 3.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement that causes any statute, takeover statute or similar statute or regulation of the Commonwealth of Pennsylvania, to the knowledge of the Company, any other state that prevents the consummation of the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

           Section 3.22    Labor Relations and Employment.

                    (a) Except as set forth on Section 3.22(a) of the Disclosure Schedule and except for matters which would not (other than in the case of clause (iii) or (iv) of this sentence) be reasonably likely to result in a Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the past three years there has not been any such action; (ii) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vi) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure; (viii) no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                    (b) To the knowledge of the Company, since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 3.22(b) of the Disclosure Schedule, to the best knowledge of the Company, none of the employees of the Company or any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

          Section 3.23 Year 2000. The Company and each of its Subsidiaries have conducted a thorough inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment (collectively, the "Computer Systems") used by the Company and its Subsidiaries in its business, in order to determine which parts of the Computer Systems are not Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated total cost of rendering the Computer Systems Year 2000 Compliant is $200,000, which expenditure has been included in the budget adopted by the Company. For purposes of this Agreement, "Year 2000 Compliant" means that all of the Computer Systems will correctly differentiate between years in different centuries that end in the same two digits, and will accurately process date/time data (including but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

           Section 3.24    Real Estate.

                    (a) Owned Properties. Section 3.24 of the Disclosure Schedule sets forth a list of all owned real property (the "Owned Real Property") used by the company in the operation of the Company's business. With respect to each such parcel of Owned Real Property: (i) such parcel is free and clear of all encumbrances (except for Permitted Liens); (ii) except as disclosed in Section 3.24 of the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding actions or rights of first refusal to purchase such parcel.

                    (b) Leased Properties. Section 3.24 of the Disclosure Schedule sets forth a list of all of the leases and subleases ("Leases") and each leased and subleased parcel of real property in which the company has a leasehold and subleasehold interest (the "Leased Real Property"). Each of the Leases are in full force and effect, and the Company holds a valid and existing leasehold or subleasehold interest under each of the Leases described in
Schedule 3.24. With respect to each Lease set forth on Section 3.24 of the Disclosure Schedule: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company, nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default by the Company or permit termination, modification or acceleration under the Lease by any other party thereto; (iv) the Company has not, and, to the Knowledge of the Company, no third party has repudiated any provision of the Lease; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to ICS; (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease (except for Permitted Liens); and (viii) the Lease is fully assignable to ICS without the necessity of any consent or the Company shall obtain all necessary consents prior to the Closing.

                    (c)    Real Property Disclosure. Except as disclosed on
Section 3.24 of the Disclosure Schedule, there is no Real Property leased or owned by the Company used in the Company's business. The Owned Real Property and Leased Real Property is referred to collectively herein as the "Real Property."

                    (d) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of the Company, threatened, affecting any portion of the Real Property (except for Permitted Liens). There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Real Property (except for Permitted Liens).

                    (e) Current Use. The current use of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting such Owned Real Property. There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Owned Real Property that affects such real property or the use or occupancy thereof (except for Permitted Liens). No damage or destruction has occurred with respect to any of the Owned Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a Material Adverse Effect on the Company.

                    (f) Condition and Operation of Improvements. All buildings and other improvements included within the Real Property (the "Improvements") are in good condition and repair and adequate to operate such facilities as currently used, and, to the best of the Company's knowledge and belief, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof which would reasonably be expected to have a Material Adverse Effect on the Company as currently used, occupied or operated or intended to be used, occupied or operated. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

                    (g) Permits. All required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all governmental authorities having jurisdiction over the Real Property, the absence of which could have a Material Adverse Effect on the Company, have been issued to the Company to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect. The Company has delivered complete and correct copies of the Real Property Permits to ICS. The Company has not received or been informed by a third party of the receipt by it of any notice which could have a Material Adverse Effect on the Company from any governmental authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the best knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any such action.

          Section 3.25 Absence of Certain Changes or Events with Respect to the Company. Except as set forth in Section 3.13 of the Disclosure Schedule, since June 27, 1998, the Company has not (a) suffered a Material Adverse Effect or (b) materially changed the Company's accounting principles, practices, articles or methods, except as required by generally accepted accounting principles or applicable law.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF ICS

          ICS represents and warrants to the Company as follows:

          Section 4.1 Organization and Qualification. ICS is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on ICS. The term "Material Adverse Effect on ICS", as used in this Agreement, means any change in or effect on the business, financial condition, results of operations or reasonably foreseeable prospects of ICS or any of its Subsidiaries that would be materially adverse to ICS.

           Section 4.2   Authority Relative to this Agreement.

               (a) ICS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ICS and no other corporate proceedings on the part of ICS are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by ICS and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of ICS, enforceable against ICS in accordance with its terms.

               (b) Other than in connection with, or in compliance with, the provisions of the BCL, the Exchange Act, the securities laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by ICS of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on ICS.

          Section 4.3 No Violation. Neither the execution or delivery of this Agreement by ICS nor the consummation by ICS of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Articles of Incorporation, as amended, or By-Laws of ICS or (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of ICS under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which ICS is a party or by which it or any of its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of Liens which, in the aggregate would not have a Material Adverse Effect on ICS.

          Section 4.4 Information. None of the information supplied by ICS in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by ICS with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

          Section 4.5 Financing. Section 6.2(e) of the Disclosure Schedule sets forth true and complete copies of written documentation from third parties which provides for financing in amounts sufficient to consummate the transactions contemplated hereby as contemplated by Section 6.2(e) hereof. The commitment fees set forth in such financing documents which are due and payable have been paid.

          Section 4.6 Pennsylvania Law. ICS was not immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Sections 2538 and 2553 of the BCL.

          Section 4.7 Beneficial Ownership of Shares. As of the date hereof, ICS does not "beneficially own" (as defined in Rule 13d-3 under the Exchange
Act) more than 1% of the outstanding shares of Common Shares or any securities convertible into, or exchangeable for, Common Shares. ICS will not buy additional Common Shares between the date of this Agreement and the Closing.

          Section 4.8 Brokers. Except as set forth on Schedule 4.8 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ICS, that is or will be payable by the Company or any of its Subsidiaries. No fee is due to any such person if the transactions contemplated hereby are not consummated.

          Section 4.9 Formation of ICS; No Prior Activities. ICS was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for (a) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and (b) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, ICS has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities, owned any assets or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

          Section 4.10 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of ICS, threatened, at law or in equity, or before any Governmental Entity, against ICS, which could prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 5
                                   COVENANTS

          Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by ICS, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by law, or (z) set forth on Section 5.1 of the Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause its Subsidiaries not to, without the consent of ICS (which consent shall not be unreasonably withheld):

                    (a) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);

                    (b) incur any indebtedness for borrowed money;

                    (c) expend funds for capital expenditures in excess of $1,000,000;

                    (d) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

                    (e) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) for dividends paid by Subsidiaries to the Company with respect to capital stock), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                    (f) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell, grant or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge, dispose of or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants, calls, commitments or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Options or pursuant to the Stock Plans);

                    (g) amend its Articles of Incorporation, as amended, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

                    (h) make or agree to make any acquisition of assets which is material to the Company and its Subsidiaries, taken as a whole, except for
     (x) purchases of inventory in the ordinary course of business or (y) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $2,500,000 per annum;

                    (i) settle or compromise any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid; provided, however, that the Company may settle, pay and compromise claims in an aggregate amount not in excess of $1,000,000 in consultation and cooperation with ICS; or

                    (j) take any action which is not set forth on Section 3.13 of the Disclosure Schedule, if taken after June 27, 1998, but prior to the date hereof, that would have caused the representations and warranties contained in Section 3.13 hereof to be untrue.

       Section 5.2 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) (the "Company Representatives") to, give ICS and their respective officers, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by ICS) (the "ICS Representatives") and representatives of financing sources identified by ICS reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish ICS and the ICS Representatives and representatives of financing sources identified by ICS with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as ICS and representatives of financing sources identified by ICS may from time to time reasonably request. ICS agrees that any information furnished pursuant to this Section 5.2 will be subject to the provisions of the letter agreement dated May 15, 1998, between Bain Capital, Inc. and the Company (the "Confidentiality Agreement").

          Section 5.3   Efforts.

               (a) Each of the Company and ICS shall, and the Company shall cause each of its Subsidiaries to, use commercially reasonable efforts to take all action to do all things necessary to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6). In furtherance and not in limitation of the foregoing, each of the Company and ICS shall, and the Company shall cause each of its Subsidiaries to, make all necessary filings with Governmental Entities as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, each of ICS and the Company will use its commercially reasonable efforts (including, without limitation, payment of any required fees) and will cooperate fully with each other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement, including the making of all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the Proxy Statement or other foreign filings and any amendments to any thereof and
(ii) obtain promptly all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to (any of the foregoing being a "Consent"), any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (except for such Consents the failure of which to obtain would not prevent or materially delay the consummation of the Merger). Subject to the Confidentiality Agreement, ICS and the Company shall furnish to one and other such necessary information and reasonable assistance as ICS or the Company may reasonably request in connection with the foregoing.

               (b) Without limiting Section 5.3(a) hereof, ICS and the Company shall each (i) promptly make or cause to be made the filings required of such party under the HSR Act with respect to the Merger; (ii) use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Merger, including without limitation defending through litigation on the merits any claim asserted in any court by any third party; and (iii) take any and all steps which, in such party's judgment, are commercially reasonable to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable con summation thereof to occur as soon as reasonably possible. Each party hereto shall promptly notify the other parties of any communication to that party from any Governmental Entity and permit the other parties to review in advance any proposed communication to any Governmental Entity. ICS and the Company shall not (and shall cause their respective affiliates and representatives not to) agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other Consents. Each of the Company and ICS agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, the Company will provide ICS, and ICS will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

               (c) ICS shall use commercially reasonable efforts to cause the financing necessary for satisfaction of the condition in Section 6.2(e) hereof to be obtained on the terms set forth in the commitment letters attached to
Section 6.2(e) of the Disclosure Schedule; provided, however, that ICS shall be entitled to (i) enter into commitments for equity and debt financing with other nationally recognized financial institutions, which commitments will have substantially the same terms as those set forth in the commitment letters and which commitments may be substituted for such commitment letters and (ii) modify the capital structure set forth in such commitment letters so long as (A) the total committed common equity equals at least $50 million (including Rollover Shares), (B) the Merger Consideration paid to all shareholders of the Company is no less than otherwise would have been paid in accordance with this Agreement and (C) such modified financing is no less certain than that set forth in such commitment letter.

               (d) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all reasonable cooperation in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including, without limitation, (i) participation in meetings, due diligence sessions and road shows, (ii) assisting the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (iii) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents as may be requested by ICS; provided that the form and substance of any of the material documents referred to in clause (ii), and the terms and conditions of any of the material agreements and other documents referred to in clause (iii), shall be substantially consistent with the terms and conditions of the financing required to satisfy the condition set forth in Section 6.2(e) hereof; and provided, further, that no such person or entity will be required to incur any costs or expenses in connection with this Section 5.3(d) or to execute or deliver any of the agreements or other documents referred to in clause (iii) unless Bain Capital, Inc. and Bear, Stearns & Co., Inc. shall have agreed to indemnify such person or entity against all costs and expenses arising in connection with this
Section 5.3(d) and any liability arising under such agreements or other documents in the event the transactions contemplated by this Agreement are not consummated.

          Section 5.4 Title Insurance and Surveys. In the event that the Company has not consummated the transactions related to the sale/leaseback of the Valley Forge facility by the Closing, the Company shall use its reasonable efforts to assist ICS in obtaining: (1) a title insurance policy of the Valley Forge facility together with all affidavits, undertakings, endorsements and other title clearance documents necessary to issue such title policy to ICS and its lender and (2) an ALTA Survey certified to ICS, its lender and any other party reasonably requested by ICS.

          Section 5.5 Public Announcements. The Company, on the one hand, and ICS, on the other hand, agree to consult promptly with each other prior to issuing any material press release or announcement or otherwise making any material public statement with respect to the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange or the Nasdaq Stock Market, Inc.

          Section 5.6   Employee Benefit Arrangements.

               (a) The Company will honor, and, from and after the Effective Time, the Surviving Corporation will honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company is a party.

               (b) The Company agrees that for a period of one year following the Effective Time, the Surviving Corporation shall continue the (i) compensation (including bonus and incentive awards) programs and plans and (ii) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are currently provided by the Company; provided that notwithstanding anything in this Agreement to the contrary the Surviving Corporation shall not be required to maintain any individual plan or program so long as the benefit plan and agreements maintained by the Surviving Corporation are, in the aggregate, not materially less favorable than those provided by the Company immediately prior to the date of this Agreement; and, provided, further, that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with applicable laws.

          Section 5.7   Indemnification; Directors' and Officers' Insurance.

               (a) The Company and, from and after the Effective Time, the Surviving Corporation, shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "Indemnified Parties") against all judgments, fines, losses, claims, damages, costs or expenses (including reasonable attorneys' fees) or liabilities arising out of or related to matters, actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time whether asserted or claimed prior to or after the Effective Time (i) to the full extent permitted by Pennsylvania law or, if the protections afforded thereby to an Indemnified Person are greater, (ii) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Articles of Incorporation, as amended, and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law), which provisions will survive the Merger and continue in full force and effect after the Effective Time. Without limiting the foregoing, (i) ICS shall, and shall cause the Surviving Corporation to, periodically advance expenses (including attorney's fees) as incurred by an Indemnified Person with respect to the foregoing to the full extent permitted under applicable law, and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party.

               (b) ICS agrees that the Company, and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous to the beneficiaries of the current policies and, provided further, that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time; and provided further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.7(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

               (c) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of ICS and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

          Section 5.8 Notification of Certain Matters. ICS and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, or ICS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company and ICS shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          Section 5.9 State Takeover Laws. The Company shall, upon the request of ICS, take all reasonable steps to assist in any challenge by ICS to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

          Section 5.10   No Solicitation.

               (a) From and after the date hereof until the termination of this Agreement, the Company and its affiliates shall not, and shall instruct the Company Representatives not to:

                    (i) directly or indirectly solicit, initiate, or encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiries or proposals from any person that constitute, or may reasonably be expected to lead to, an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving any material portion of the assets or any securities of, any merger, consolidation or business combination with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its Subsidiaries (such transactions being referred to herein as "Acquisition Proposals"); except that none of the foregoing restrictions shall apply with respect to persons to whom the Company or a Company Representative has already provided, within the three months prior to the date of this Agreement, non-public written information about the Company to facilitate an Acquisition Proposal;

                    (ii) enter into, maintain, or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain an Acquisition Proposal; except that none of the foregoing restrictions shall apply with respect to persons to whom the Company or a Company Representative has already provided, within the three months prior to the date of this Agreement, non-public written information about the Company to facilitate an Acquisition Proposal;

                    (iii) agree to or endorse any Acquisition Proposal;

                    (iv) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or

                    (v) authorize or permit the Company Representatives to take any such action except to the extent that such action may be taken under clause (i) or (ii) of this Section 5.10(a);

               provided, however, that prior to the approval of the Merger by the shareholders of the Company nothing in this Agreement shall prohibit the Company Board or a special committee of the Company Board (the "Special Committee") from (A) furnishing information to, and engaging in discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire the Company and/or its Subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction, but only to the extent that the Company Board or the Special Committee determines in good faith by a majority vote, based upon advice from independent legal counsel (who may be the Company's regularly engaged outside legal counsel), a description of which is provided to ICS, that failure to furnish such information or engage in such discussions or negotiations with such person or entity would be reasonably likely to constitute a breach of the fiduciary duties to shareholders of the Company Board or the Special Committee under applicable law (assuming for such purpose that fiduciary duties are owed only to shareholders), and such a proposal is, in the opinion of the Investment Banks more favorable to the Company and the shareholders of the Company from a financial point of view then than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by ICS in response to such Acquisition Proposal) (any such Acquisition Proposal satisfying such criteria, a "Higher Offer"), provided that, prior to accepting the Higher Offer, the Company Board notifies ICS of its intentions and obtains an executed confidentiality agreement from the appropriate parties substantially similar to the Confidentiality Agreement, (B) failing to make or withdrawing or modifying its recommendation referred to in Section 5.13 hereof if the Company Board, after consultation with independent legal counsel (who may be the Company's regularly engaged outside legal counsel), determines in good faith that such action is consistent with the Company Board's fiduciary duties to shareholders under applicable law, provided that ICS is given five days' prior written notice of its intentions to do so, and (C) disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer, or taking any other legally required action (including, without limitation, the making of public disclosure as may be necessary or advisable under applicable securities laws); and, provided further, that the Company Board's or the Special Committee's exercise of its rights under clause (A), (B) or (C) above shall not constitute a breach by the Company of this Agreement.

               (b) The Company will promptly notify ICS of the receipt of any Acquisition Proposal, the terms and conditions of such proposal and, if not prohibited by the terms of such proposal, the identity of the person making it. The Company will have no obligation to notify ICS of any change to or modification of such Acquisition Proposal or the terms and conditions thereof, but shall provide ICS with a reasonable opportunity to increase the Merger Consideration in response to such Acquisition Proposal.

          Section 5.11 Interim Liabilities. The Surviving Corporation will pay, consistent with past practice, all liabilities, including all accounts payable and other expenses, which arise in the ordinary course of business prior to the Closing Date.

          Section 5.12 Reports. The Company shall provide ICS with monthly financial statements, broken out by business segment, no later than the fifth business day following the end of each calendar month following the date of this Agreement until the Effective Date.

          Section 5.13    Shareholders' Meeting.

               (a) The Company, acting through the Company Board, shall, in accordance with applicable law:

                    (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement;

                    (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (A) to obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the "Proxy Statement") and, after consultation with ICS, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its shareholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                    (iii) subject to the fiduciary duties of the Company Board, include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of this Agreement.

               (b) The Company covenants that the Proxy Statement will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by ICS in writing for inclusion in the Proxy Statement. Each of the Company, on the one hand, and ICS, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws.

          Section 5.14 Conveyance Taxes. ICS and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

          Section 5.15 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Shares from NASDAQ and to terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

          Section 5.16 Solvency Letters. The Company Board or Special Committee shall engage an independent appraisal firm to deliver a letter addressed to the Company Board, as to the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement, including all financings contemplated hereby.

                                   ARTICLE 6
                    CONDITIONS TO CONSUMMATION OF THE MERGER

          Section 6.1 Conditions. The respective obligations of ICS and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

               (a) Shareholder Approval. The shareholders of the Company shall have duly approved the transactions contemplated by this Agreement (the "Shareholder Approval"), if required by applicable law.

               (b) Solvency Letters. The Company shall have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to it, as to the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement, including all financings contemplated hereby.

               (c) Orders and Injunctions. No order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an "Order"), and no preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which, in either case, would have the effect of (i) preventing consummation of the Merger, or (ii) imposing material limitations on the ability of ICS effectively to acquire or hold the business of the Company and its Subsidiaries taken as a whole; provided, however, that in order to invoke this condition, ICS shall have used in its judgment, its commercially reasonable efforts to prevent such Order or Injunction or ameliorate the effects thereof.

               (d) Illegality. There shall not have been any United States federal or state statute, rule or regulation enacted or promulgated after the date of this Agreement that could in the reasonable judgment of ICS result in any of the material adverse consequences referred to in paragraph (c) above.

               (e) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

          Section 6.2 Conditions to Obligations of ICS. The obligations of ICS to effect the Merger are further subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in the aggregate in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. For purposes of determining whether any representation or warranty is true and correct, any requirement that a fact or event be or not be material or have or not have a Material Adverse Effect on the Company (a "Materiality Qualifier") shall be ignored. The condition in the first sentence of this Section 6.2(a) shall be deemed satisfied only if the failure of the representations and warranties of the Company to be true and correct in the aggregate (determined without giving effect to any Materiality Qualifier) does not constitute a Material Adverse Effect on the Company. ICS shall have received a certificate signed on behalf of the Company by the Chairman of the Board and the chief financial officer of the Company to the effect set forth in this paragraph.

               (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement in all material respects at or prior to the Closing Date, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

               (c) Consents, Etc. ICS shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties set forth in Section 3.3 of the Disclosure Schedule shall have been obtained.

               (d) No Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from ICS or any of their affiliates any damages that are material to any such party (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to impose limitations on the ability of ICS (or any shareholder of ICS), to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the shareholders of the Company.

               (e) Financing. The Company shall have received the proceeds of financing pursuant to the commitment letters set forth on Section 6.2(e) of the Disclosure Schedule on terms and conditions set forth therein (or, as modified in accordance with Section 5.3(c) hereof) and on such other terms and conditions consistent therewith, or involving such other financing sources, as are reasonably satisfactory to ICS in its sole discretion, in amounts sufficient to consummate the transactions contemplated by this Agreement, including, without limitation: (i) to pay, with respect to all Common Shares in the Merger, the Merger Consideration pursuant to Section 2.1(b) hereof; (ii) to refinance the outstanding indebtedness of the Company; (iii) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof; and (iv) to provide for the working capital needs of the Company following the Merger, including, without limitation, if applicable, letters of credit.

          Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of ICS set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received certificates signed on behalf of ICS, respectively, by an authorized officer of ICS, respectively, to the effect set forth in this paragraph.

               (b) Performance of Obligations of ICS. ICS shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to ICS or adversely affect the ability of ICS to consummate the transactions herein contemplated or perform its obligations hereunder).

                                   ARTICLE 7
                        TERMINATION; AMENDMENTS; WAIVER

          Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

               (a) by the mutual written consent of ICS and the Company, by action of their respective Boards of Directors;

               (b) by ICS or the Company if the Merger shall not have been consummated on or before May 31, 1999; provided, however, that neither ICS nor the Company may terminate this Agreement pursuant to this Section 7.1(b) if such party shall have materially breached this Agreement;

               (c) by ICS or the Company if any court of competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such order, decree, ruling or other action;

               (d) by the Company if, prior to the Effective Time, any person has made a bona fide proposal relating to an Acquisition Transaction, or has commenced a tender or exchange offer for the Common Shares, and the Company Board or Special Committee determines in good faith (i) after consultation with its financial advisors, that such transaction constitutes a Higher Offer and (ii) after consultation with counsel, that failure to approve such proposal and terminate this Agreement could reasonably be expected to result in a breach of fiduciary duties to shareholders (assuming for such purpose that fiduciary duties are owed only to shareholders), as they would exist in the absence of any limitations in this Agreement, of the Company Board to the Company's shareholders; provided, however, that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement by the Company in compliance with this Section 7.1(d) shall not be deemed to violate any other obligations of the Company under this Agreement, and, provided further, that the Company shall have notified ICS of its intent to terminate prior to the effective date of such termination;

               (e) by ICS, if the Company Board shall have (i) failed to recommend to the shareholders of the Company that they give the Shareholder Approval, (ii) withdrawn or modified in a manner adverse to ICS its approval or recommendation of this Agreement or the Merger, (iii) shall have approved or recommended an Acquisition Transaction, (iv) shall have resolved to effect any of the foregoing or (v) shall have otherwise taken steps to materially impede the Shareholder Approval; or

               (f) by either ICS or the Company, if the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment or postponement thereof.

          Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of the last sentence of Section 5.2 hereof and the provisions of this Section 7.2 and
Section 7.3 hereof, which shall survive any such termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of any covenant of this Agreement or any breach of warranty or misrepresentation.

          Section 7.3   Fees and Expenses.

               (a) In the event that this Agreement is terminated for any reason other than (i) on account of any of the conditions set forth in Section 6.1(c), 6.1(d), 6.1(e), 6.2(d), 6.3(a) or 6.3(b) hereof not being satisfied, (ii) primarily as a result of material adverse changes in the economy or industry occurring after the date hereof, or (iii) solely on account of ICS's failure to obtain the financing described in Section 6.2(e) hereof, the Company shall promptly reimburse ICS for all out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all out-of-pocket fees and expenses, including bank commitment fees and expenses, attorneys' and accountants' fees, and costs associated with financial printers, experts and consultants to ICS and its affiliates, collectively referred to as "Costs"), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement, and the financing thereof up to $3 million. Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

               (b) In the event that this Agreement is terminated (i) pursuant to Sections 7.1(d) or 7.1(f) hereof or by ICS pursuant to Section 7.1(b) hereof based upon a material breach of this Agreement by the Company or by ICS pursuant to Section 7.1(e) hereof, and (ii) within 12 months after the date of termination the Company enters into a legally binding acquisition agreement for a Business Combination (as defined herein) or a Business Combination is consummated, the Company will, within three business days following the consummation of such a Business Combination, pay to ICS in cash by wire transfer in immediately available funds to an account designated by ICS a payment in an amount equal to $6 million (the "Termination Fee"), provided that in no event shall more than one Termination Fee be payable by the Company. For purposes of this Section 7.3, the term "Business Combination" means
(i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the shareholders of the Company prior to such transaction in the aggregate cease to own at least a majority of the voting securities of the entity surviving or resulting from such transaction (or ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than ICS or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulation thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the Common Shares whether by tender or exchange offer or otherwise.

               (c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

          Section 7.4 Amendment. This Agreement may be amended by the Company and ICS at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which the Company Board or Special Committee determines adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          Section 7.5 Extension; Waiver. At any time prior to the Effective Time, ICS, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8
                                 MISCELLANEOUS

          Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

          Section 8.2   Entire Agreement; Assignment.

               (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

               (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that ICS may assign its rights, interest and obligations to any affiliate or Subsidiary of ICS without the consent of the Company, provided that no such assignment shall relieve ICS of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

          Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:


          If to ICS:                    Bain Capital, Inc.
                                        Two Copley Place
                                        Boston, MA 02116
                                        Attention:     Michael Krupka
                                        Telecopier:    (617) 572-3274

          with a copy to:               Kirkland & Ellis
                                        655 15th Street N.W. Suite 1200
                                        Washington, D.C. 20005
                                        Attention:     Jack M. Feder, Esq.
                                        Telecopier:    (202) 879-5200


          If to the Company:            Integrated Circuit Systems, Inc.
                                        23435 Boulevard of the Generals
                                        P.O. Box 968
                                        Valley Forge, PA 19482
                                        Attention:     Chairman
                                        Telecopier:

          with a copy to:               Pepper Hamilton LLP
                                        3000 Two Logan Square
                                        18/th/ and Arch Streets
                                        Philadelphia, PA  19103-2799
                                        Attention:     Barry M. Abelson, Esq.
                                        Telecopier:    (215) 981-4750
          and:                          Morgan, Lewis & Bockius
                                        2000 One Logan Square
                                        Philadelphia, PA  19103-6993
                                        Attention:     David King, Esq.
                                        Telecopier:    (215) 963-5299

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

          Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 8.8 Parties in Interest. Except with respect to Sections 2.2, 5.5 and 5.6 hereof (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.9   Certain Definitions.  As used in this Agreement:

               (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise; and

               (b) "Business" shall mean the businesses of the Company and its Subsidiaries as currently conducted.

               (c) "Intellectual Property" means (i) all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); (ii) all trademarks, service marks, trade names, logos, slogans, corporate names and Internet domain names, and all the goodwill associated with each of the foregoing; (iii) all mask works and registrations and applications for registry thereof; (iv) all registered and unregistered statutory and common law copyrights; (v) all registrations, applications and renewals for any of the foregoing; and (vi) all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information and marketing materials and all other proprietary rights.

               (d) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act).

               (e) "Knowledge of the Company" or words of similar import means the actual knowledge of the following members of the Company's senior management (including members of management holding Rollover Shares): Hock E. Tan and Rudolph Gassner.

          Section 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]
                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                             INTEGRATED CIRCUIT SYSTEMS, INC.



                                             By: /s/ Rudolf Gassner
                                                ----------------------------
                                             Name:  Rudolf Gassner
                                             Title: Chairman of the Board


                                             ICS MERGER CORP.



                                             By: /s/ Michael A. Krupka
                                                ----------------------------
                                             Name:  Michael A. Krupka
                                             Title: Managing Director

                 AMENDMENT No.1 TO AGREEMENT AND PLAN OF MERGER
                 ----------------------------------------------


          AMENDMENT No. 1 (this "Amendment"), dated February 16, 1999, by and among Integrated Circuit Systems, Inc. , a Pennsylvania corporation (the "Company"), and ICS Merger Corp., a Pennsylvania corporation ("ICS"). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Merger Agreement (as defined below).


                             W I T N E S S E T H :
                             -------------------


          WHEREAS, the Company and ICS are parties to a certain Agreement and Plan of Merger dated January 20, 1999 (the "Merger Agreement"); and

          WHEREAS, the parties hereto wish to amend the Merger Agreement as herein provided;


          NOW, THEREFORE, it is agreed:

          1. Section 1.1 of the Merger Agreement is hereby amended to insert in the first sentence the words "(including Section 1906 thereof, which shall be applicable to the transactions contemplated hereby,)" after the words "this Agreement and the BCL" and before the words "at the Effective Time".

          2. Section 2.1(b)(ii) of the Merger Agreement is hereby amended to delete the date "February 10, 1999" from the end of that Section and to insert the date "March 3, 1999" in lieu thereof.

          3. Section 2.2 of the Merger Agreement is hereby deleted in its entirety and the following new Section 2.2 shall be inserted in lieu thereof.

     "Section 2.2 Options; Stock Plans. Immediately prior to the Effective Time, each holder of a then-outstanding employee stock option, whether or not fully exercisable, to purchase Common Shares (an "Option") granted under the Company's 1992 Stock Option Plan and 1997 Equity Compensation Plan (the "Stock Plans") and all other outstanding options, in each case as reflected in
     Section 3.2 of the Disclosure Schedule, will be entitled to receive in settlement of such Option (a) a cash payment from the Company equal to the product of (i) the total number of Common Shares previously subject to such Option and (ii) the excess of the Merger Consideration over the exercise price per Common Share subject to such

      Option, subject to any required withholding of taxes (the "Option Spread"), (b) new stock options ("New Options") in the Company pursuant to new stock option agreements between the Company, ICS and certain members of Management or (c) some combination of (a) and (b) above. The Company will, upon the request of ICS, use reasonable efforts to obtain the written acknowledgment of each employee holding an Option that the payment of the amount of cash or New Options referred to above will satisfy in full the Company's obligation to such employee pursuant to such Option and take such other action as is necessary to effect the provisions of this Section 2.2. The amounts payable pursuant to this Section 2.2 shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes. The Company will solicit from each Retained Employee, as such term is defined in that certain asset purchase agreement among 3COM Corporation, the Company and ICS Technologies, Inc., an agreement by each such employee who owns an Option (as defined in such agreement) to accept, in lieu of stock upon the exercise of the Option, the amount of cash such employee would have received if they received the cash payments described in this Section 2.2 (the "Option Payment") which shall be a condition to any agreement by the Company to pay such Option Payment in respect of such Options."

          4. Section 3.2 of the Merger Agreement is hereby amended to delete the second full sentence and the following new sentence shall be inserted in lieu thereof.

     "As of the close of business on January 19, 1999, 12,106,225
     Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement."

          5. Section 3.2 of the Merger Agreement is hereby amended to delete the fourth full sentence and the following new sentence shall be inserted in lieu thereof.

     "As of January 19, 1999, except for (i) 2,356,709 Common Shares reserved for issuance pursuant to outstanding Options, there are no existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries."

          6. Section 3.25 of the Merger Agreement is hereby amended to delete the first clause that reads "Except as set forth in Section 3.13 of the Disclosure Schedule," and the following new clause shall be inserted in lieu thereof.

     "Except with respect to any matter set forth in Section 3.7, 3.13 or 3.22(a) of the Disclosure Schedule,"

          7. Section 5.2 of the Merger Agreement is hereby deleted in its entirety and the following new Section 5.2 shall be inserted in lieu thereof.

     "From the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) (the "Company Representatives"), to give ICS and their respective officers, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by ICS) (the "ICS Representatives") and representatives of financing sources identified by ICS who do not compete with the Company in the integrated circuit industry ("Financing Sources"), so long as such ICS Representatives and representatives of Financing Sources agree in writing (with the Company as a party or expressly set forth as a third party beneficiary to such agreement) to maintain the confidentiality of any non-public confidential information about the Company and its Subsidiaries in a manner consistent with market practice for acquisition financing transactions, reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish ICS and the ICS Representatives and Financing Sources identified by ICS with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as ICS and representatives of Financing Sources may from time to time reasonably request.

     In addition, the Company agrees that so long as the Financing Sources and the representatives agree in writing (with the Company as a party or expressly set forth as a third party beneficiary to such agreement) to maintain the confidentiality of any non-public confidential information about the Company and its Subsidiaries in a manner consistent with market practice for acquisition financing transactions, ICS and the ICS Representatives may directly furnish financial and operating data and such other information about the Company and its Subsidiaries as they reasonably deem necessary, to representatives of Financing Sources or any ICS Representative. ICS agrees that it will receive and hold any information furnished pursuant to this
     Section 5.2 subject to the provisions of the letter agreement dated May 13, 1998, between Bear Stearns Merchant Fund Corp. and the Company and the letter agreement dated May 15, 1998, between Bain Capital Inc. and the Company (the "Confidentiality Agreements")."

          8. Section 5.10 of the Merger Agreement is hereby amended to delete the words "Investment Banks" from the proviso after the words "in the opinion of" and before the words "more favorable to the Company" and to insert the words "Investment Banker" in its place .

          9. Section 5.10 of the Merger Agreement is hereby amended to delete the word "then" from the proviso after the words "from a financial point of view" and before the words "than the transactions contemplated by this Agreement."

          10. Section 6.2(d) of the Merger Agreement is hereby amended to add the following new clause to the beginning of the first sentence of Section 6.2(d).

     "Except as set forth in Section 3.7 or 3.22(a) of the Disclosure
Schedule,"

          11. Sections 7.1(b) of the Merger Agreement is hereby deleted in its entirety and the following new Section 7.1(b) shall be inserted in lieu thereof.

     "(b) by ICS or the Company if the Merger shall not have been consummated on or before June 30, 1999; provided, however, that neither ICS nor the Company may terminate this Agreement pursuant to this Section 7.1(b) if such party shall have materially breached this Agreement."

          12. Section 7.1(d) of the Merger Agreement is hereby amended to delete the word "Transaction" from the second line and to insert the word "Proposal" in its place.

          13. Section 7.1(d) of the Merger Agreement is hereby amended to delete subsection (ii) up to the proviso and the following new clause 7.1(d)(ii) shall be inserted before the proviso in lieu thereof.

     "(ii) after consultation with counsel, that failure to approve such proposal and terminate this Agreement could reasonably be expected to result in a breach of the Company's Board's fiduciary duties to shareholders (assuming for such purpose that fiduciary duties are owed only to shareholders), as they would exist in the absence of any limitations in this Agreement;"

          14. Section 7.1(e)(iii) of the Merger Agreement is hereby amended to delete the word "Transaction" and to insert the word "Proposal" in its place.

          15. Section 3.2 of the Disclosure Schedule of the Merger Agreement is hereby amended to delete the following clause from the end of the sentence referring to the Incentive Stock Option to purchase 112,000 shares granted to
R. Gassner:

     ", and providing for accelerated vesting in the event the fair market value of the common stock exceeds $20 for ten consecutive trading days, subject to certain limitations"

          16. The Company's grant of an option on February 2, 1999 to each of Henry Boreen, Edward Esber and John Pickitt, the Company's three non-employee directors, to purchase 8,000 shares of the Company's Common Stock at a per share price of $18.375 pursuant to the non-discretionary annual grant provision of the Company's 1997 Equity Compensation Plan shall be deemed to be included on the appropriate Optionee Statements attached to Section 3.2 of the Disclosure Schedule of the Merger Agreement effective as of the date of the Merger Agreement.

          17. Section 3.13 of the Disclosure Schedule of the Merger Agreement is hereby amended to include the following effective as of the date of the Merger Agreement:

     "Any resignation by any person who was an Executive Officer of the Company as of January 19, 1999, and is no longer an Executive Officer of the Company as of February 16, 1999."

          18. Section 5.1 of the Disclosure Schedule of the Merger Agreement is hereby amended to include the following effective as of the date of the Merger
Agreement:

     "4. The Company's 1997 Equity Compensation Plan provides for the non-discretionary annual grant of an option on February 2, 1999 to each of the Company's three Independent Directors to purchase 8,000 shares of the Company's Common Stock at the Fair Market Value on the date of the grant."

          19. ICS agrees that it will cause item (ix) of Exhibit C to the Senior Secured Credit Facilities and Mezzanine Facility Loan Commitment Letter dated January 18, 1999 from Credit Suisse First Boston ("Loan Commitment Letter") to be amended to read in its entirety as follows:

     "(ix)  the Closing Date shall occur on or before June 30, 1999."

          20. ICS further agrees that it will cause item (ii) of Exhibit C to the Loan Commitment Letter to be amended by inserting at the end of that section the following:

     "; provided, however, that the failure of the Merger and related transactions to be eligible for recapitalization accounting shall not be considered a failure to satisfy any of the conditions to the commitments of CSFB stated herein;"

          21. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement.

          22. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          23. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

          24. From and after the date hereof, except as the context otherwise requires, all references in the Merger Agreement to the Merger Agreement shall be deemed to be references to the Merger Agreement as modified hereby.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be duly executed and delivered as of the date first above written.

                                         INTEGRATED CIRCUIT SYSTEMS, INC.



                                         By: /s/ Hock E. Tan
                                            ----------------------------------
                                                Name:  Hock E. Tan
                                                Title: Senior Vice President,
                                                       Chief Operating Officer
                                                       and
                                                       Chief Financial Officer




                                         ICS MERGER CORP.



                                         By: /s/ Michael A. Krupka
                                            ----------------------------------
                                                Name: Michael A. Krupka
                                                Title: Managing Director

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        INTEGRATED CIRCUIT SYSTEMS, INC.


                                  ARTICLE ONE
                                  -----------

     The name of the corporation is Integrated Circuit Systems, Inc.


                                  ARTICLE TWO
                                  -----------

     The address of the corporation's registered office in the State of Pennsylvania is 2435 Boulevard of the Generals, City of Valley Forge, County of Montgomery, State of Pennsylvania; and its registered agent at such address is Hock E. Tan.


                                 ARTICLE THREE
                                 -------------

     The corporation is incorporated under the Business Corporation Law approved the 5th day of May, 1933, P.L. 364. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Pennsylvania Business Corporation Law of 1988, as amended.


                                  ARTICLE FOUR
                                  ------------

                             A.  AUTHORIZED SHARES
                                 -----------------

     The total number of shares of capital stock which the Corporation has authority to issue is 36,500,000 shares, consisting of:

     (i) 27,000,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common");
            --------------

     (i) 7,000,000 shares of Class B Common Stock, par value 0.01 per share (Class B Common"); and
           --------------

     (ii) 3,000,000 shares of Class L Common Stock, par value $0.01 per share ("Class L Common").
             --------------

The Class A Common, Class B Common and Class L Common, and any other common stock issued hereafter, are referred to collectively as the "Common Shares."
                                                             -------------
The Common Shares shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Part A or Part B of this Article IV are defined in Part C.

                               B.  COMMON SHARES
                                   -------------

     Except as otherwise provided in this Part B or as otherwise required by applicable law, all Common Shares shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

     Section 1.     Voting Rights.  Except as otherwise required by applicable
                    -------------
law, all holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders; provided that,
                                                              -------- ----
except as otherwise required by applicable law, the holders of Class A Common shall not in any respect have cumulative voting rights. Except as otherwise required by applicable law, all holders of Class B Common and Class L Common shall have no right to vote on any matters to be voted on by the Corporation's stockholders.

     Section 2.     Distributions.  At the time of each Distribution, such
                    -------------
Distribution shall be made to the holders of Common Shares in the following priority:

     2A. The holders of Class L Common, as a separate class, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate Unpaid Yield on Class L Common held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Yield on the outstanding shares of Class L Common as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 2B or 2C below until the entire amount of the Unpaid Yield on the outstanding shares of Class L Common as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 2A to holders of Class L Common shall constitute a payment of Yield on Class L Common.

     2B. After the required amount of a Distribution has been made in full pursuant to paragraph 2A above, the holders of Class L Common, as a separate class, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate Unreturned Cost of shares of Class L Common held by each such holder as of the time of such Distribution) equal to the aggregate Unreturned Cost of the outstanding shares of Class L Common as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 2C below until the entire amount of the Unreturned Cost of the outstanding shares of Class L Common as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 2B to holders of Class L Common shall constitute a payment of Cost of Class L Common.

     2C. After the required amount of a Distribution has been made pursuant to paragraphs 2A and 2B above, holders of Common Shares, as a group, shall be entitled to receive the remaining portion of such Distribution (ratably among such holders based upon the number of Common Shares held by each such holder as of the time of such Distribution).

     Section 3.     Stock Splits and Stock Dividends.  The Corporation shall not
                    --------------------------------
in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the outstanding Common Shares of one class unless the outstanding Common Shares of all the other classes shall be proportionately subdivided or combined, respectively. All such subdivisions and combinations shall be payable only in Class L Common to the holders of Class L Common, in Class B Common to the holders of Class B Common and in Class A Common to the holders of Class A Common. In no event shall a stock split or stock dividend constitute a payment of Yield or a return of Cost.

     Section 4.     Conversion of Class A Common and Class B Common.
                    -----------------------------------------------

     4A. Each holder of an outstanding share of Class A Common may convert such share of Class A Common into a share of Class B Common at any time. Each holder of an outstanding share of Class B Common may convert such share of Class B Common into a share of Class A Common at any time so long as after giving effect to the conversion such holder and such holder's Affiliates, collectively, do not directly or indirectly own more than 49.9% of the outstanding shares of Class A Common.

     4B. If a conversion of Class A Common or Class B Common is to be made in connection with an Initial Public Offering or other transaction, the conversion may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

     4C. As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder a certificate or certificates representing the number of shares of Class A Common issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

     4D. The issuance of certificates for shares of Class A Common or Class B Common upon conversion of Class A Common or Class B Common, as the case may be, shall be made without charge to the holders of such Common Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Common Stock, the Corporation shall take all such actions as are necessary in order to insure that the Class A Common or Class B Common issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

     4E. The Corporation shall not close its books against the transfer of Class A Common or of Class B Common issued or issuable upon conversion in any manner which interferes with the timely conversion of such Common Stock. The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

     4F. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common and Class B Common, solely for the purpose of issuance upon the conversion of the Class A Common or Class B Common, such number of shares of Class A Common or Class B Common, issuable upon the conversion of all outstanding Class A Common or Class B Common, as the case may be. All shares of Class A Common and Class B Common which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common and Class B Common may be so issued without violations of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common or Class B Common may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Class A Common or Class B Common to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class A Common or Class B Common, as the case may be.

     Section 5.     Conversion of Class L Common upon Initial Public Offering.
                    ---------------------------------------------------------

     5A. Upon the consummation of the Corporation's Initial Public Offering, each outstanding share of Class L Common shall, without any action by the holder thereof, automatically convert into a number of shares of Class A Common equal to the sum of (x) one and (y) the result of (A) the Unreturned Cost plus Unpaid Yield of such share of Class L Common divided by (B) the price per share of the Class A Common in the Initial Public Offering (in each case before giving effect to any stock split declared in connection with such Initial Public Offering).

     5B. As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder a certificate or certificates representing the number of shares of Class A Common issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

     5C. The issuance of certificates for shares of Class A Common upon conversion of Class L Common shall be made without charge to the holders of such Class L Common for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common. Upon conversion of each share of Class L Common, the Corporation shall take all such actions as are necessary in order to insure that the Class A Common issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

     5D. The Corporation shall not close its books against the transfer of Class L Common or of Class A Common issued or issuable upon conversion of Class L Common in any manner which interferes with the timely conversion of Class L Common. The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

     5E. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of issuance upon the conversion of the Class L Common, such number of shares of Class A Common issuable upon the conversion of all outstanding Class L Common. All shares of Class A Common which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common may be so issued without violations of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Class A Common to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class L Common.

     Section 6.     Registration or Transfer.  The Corporation shall keep at its
                    ------------------------
principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Shares. Upon the surrender of any certificate representing shares of any class of Common Shares at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

     Section 7.     Replacement.  Upon receipt of evidence reasonably
                    -----------
satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     Section 8.     Notices.  All notices referred to herein shall be in
                    -------
writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

     Section 9.     Fractional Shares.  In no event will holders of fractional
                    -----------------
shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

     Section 10.    Amendment and Waiver.  No amendment or waiver of any
                    --------------------
provision of this Article IV shall be effective without the prior written consent of the holders of a majority of the then outstanding Common Shares voting as a single class; provided that no amendment as to any terms or provisions of, or for the benefit of, any class of Common Shares that adversely affects the powers, preferences or special rights of such class of Common Shares shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such affected class of Common Shares, voting as a single class.


                                C.  DEFINITIONS
                                    -----------

     "Affiliate" means, when used with reference to a specified Person, any
      ---------
Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). With respect to any Person who is an individual, "Affiliates" shall also include, without limitation, any member of such individual's Family Group.


     "Business Corporation Law of 1988" means the Business Corporation Law of
      --------------------------------
1988 of the State of Pennsylvania, as amended from time to time.


     "Common Stock" means, collectively, the Corporation's Class A Common Stock,
      ------------
Class B Common Stock and Class L Common Stock and any other class of capital stock of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

     "Cost" of each share of Class L Common shall be equal to $18.00 per share
      ----
(as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class L Common).

     "Distribution" means each distribution made by the Corporation to holders
      ------------
of Common Shares, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that neither of the following shall be a Distribution: (a) any redemption or repurchase by the Corporation of any Common Shares for any reason or (b) any recapitalization or exchange of any Common Shares, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding Common Shares.

     "Family Group" means a Person's spouse and descendants (whether natural or
      ------------
adopted) and any trust solely for the benefit of such Person and/or such Person's spouse and/or descendants (natural or adopted) of a Person and any corporation, limited liability company, partnership or other entity, the entity holders of which solely include such Person, his or her spouse or descendants (natural or adopted) or any trust for the benefit of such Person, his or her spouse or descendants (natural or adopted).

     "Initial Public Offering" means the initial offering by the Corporation of
      -----------------------
its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that an Initial Public Offering shall not include an offering made in
-------- ----
connection with a business acquisition or a combination of an employee benefit plan.

     "Person" means an individual, a partnership, a corporation, a limited
      ------
liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

     "Unpaid Yield" of any share of Class L Common means an amount equal to the
      ------------
excess, if any, of (a) the aggregate Yield accrued on such share, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share.

     "Unreturned Cost" of any share of Class L Common means an amount equal to
      ---------------
the excess, if any, of (a) the Cost of such share, over (b) the aggregate amount of Distributions made by the Corporation that constitute a return of the Cost of such share.

     "Yield" means, with respect to each outstanding share of Class L Common for
      -----
each calendar quarter, the amount accruing on such share each day during such quarter at the rate of

9% per annum of the sum of (a) such share's Unreturned Cost, plus (b) Unpaid Yield thereon for all prior quarters. In calculating the amount of any Distribution to be made to the Class L Common during a calendar quarter, the portion of a Class L Common share's Yield for such portion of such quarter elapsing before such Distribution is made shall be taken into account.


                                  ARTICLE FIVE
                                  ------------

     The corporation is to have perpetual existence.


                                  ARTICLE SIX
                                  -----------

     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.


                                 ARTICLE SEVEN
                                 -------------

  Meetings of stockholders may be held within or without the State of Pennsylvania, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Pennsylvania at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.


                                 ARTICLE EIGHT
                                 -------------

  To the fullest extent permitted by the Business Corporation Law of the State of Pennsylvania as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE NINE
                                  ------------

  The corporation expressly elects not to be governed by Section 2538 (Adoption of Transactions with Interested Shareholders) and the provisions contained in Subchapters E (Control Transactions), G (Control-Share Acquisitions), H (Disgorgement by Certain Controlling Shareholders for Employees Terminated Following Attempts to Acquire Control), I (Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions) and J (Business Combination Transactions - Labor Contracts) of Chapter 25 of the Business Corporation Law of the State of Pennsylvania.


                                  ARTICLE TEN
                                  -----------

  The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Pennsylvania, and all rights conferred upon stockholders herein are granted subject to this reservation.